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                                                                    EXHIBIT 4.2

                        WHEREVER.net Holding Corporation

                         2000 EMPLOYEE SHARE OPTION PLAN

1.   Purposes of the Plan

     The purposes of this Share Option Plan (the "Plan") are to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentives to Employees of WHEREVER.net Holding Corporation and its Subsidiaries.

2.   Definitions

     "Board" shall refer to the Board of Directors of the Company.

     "Cash Settlement Exercise" shall have the meaning ascribed to it in Section
8.3 hereunder.

     "Committee" shall refer to the Compensation Committee appointed by the Board of the Company pursuant to Section 4.1 hereunder to administer the Plan.

     "Company" shall refer to WHEREVER.net Holding Corporation, a company incorporated and existing under the laws of Cayman Islands with its registered office at the offices of KPMG, Genesis Building, Fifth Floor, P.O. Box 448, George Town, Grand Cayman, Cayman Islands.

     "Continuous Status as an Employee" shall refer to the absence of any interruption or termination by the Employer or the Employee of the employment relationship. Continuous Status as an Employee shall not be considered interrupted in the case of; (1) sick leave; (ii) military leave; (iii) any other leave of absence approved by the Committee, provided that such leave is for a period of not more than one hundred and eighty (180) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to the policy of the Employer adopted from time to time; or (iv) in the case of transfers between locations of the Employer or between the Subsidiaries.

     "Eligible Employee" shall refer to the Employee who is designated by the Committee to receive the Option granted under the Plan.

     "Employee" shall refer to any employee, officer, director, advisor or consultant of the Employer.

     "Employer" shall refer to the Company and/or the Subsidiaries.

     "Exercise Price" shall refer to the Fair Market Value per Share on the date of grant of an Option.

     "Fair Market Value" shall refer to the value of Shares determined as follows:

(a) If the Shares or depositary receipts representing the Shares are listed on a stock exchange, its Fair Market Value shall be the closing price per Share on the previous day.

In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee; provided, the Fair Market Value for shares under
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stock options to Employees who are employed as of April 22, 2000 shall be deemed to be the price at which the Company prices an initial public offering on the Nasdaq National Market; provided, further, such initial public offering occurs prior to June 30, 2000.

     "Option" shall refer to a right to subscribe for Shares granted under this Plan.

     "Option Agreement" shall refer to the Share Option Agreement entered into by and between the Company and the Eligible Employee per form and substance of Exhibit A for granting Options.

     "Plan" shall refer to this WHEREVER.net Holding Corporation 2000 Employee Share Option Plan.

     "Settlement Price" shall have the meaning ascribed to it in Section 8.3 hereunder.

     "Shares" shall refer to the common shares, par value $0.01 per share, of the Company or depositary receipts representing such common shares designated by the Committee for the administration of the Plan.

     "Subsidiaries" shall refer to all directly held and majority-owned subsidiaries of the Company and of WHEREVER Technology Corporation.

3.   Shares Available for Options

     Unless otherwise provided in the Plan or determined by the Board (with the approval of the shareholders), the maximum aggregate number of Shares that may be optioned and sold under the Plan is four million (4,000,000) Shares. Shares to be delivered under the Plan shall be authorized and issued. If an Option expires or becomes unexercisable for any reason without being exercised in full, the unsubscribed Shares subject to such Option shall become available for future grant under the Plan. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available, both for purposes of the Plan and for issue under the Option by the number of Shares as to which the Option is exercised. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirement of the Plan.

4.   Administration of the Plan

4.1  Administration Generally

     The Plan shall be administered by the Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of the Plan under applicable laws and regulations. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in substitution therefore, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, to the extent permitted by the applicable laws and regulations.
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4.2  Powers of the Committee

     Subject to the provisions of the Plan and the authorization given by the Board, the Committee shall have the authority, in its discretion:

(a) to determine the Fair Market Value of the Shares, in accordance with the definition of Fair Market Value as stated in Section 2 of the Plan;

(b)  to select the Employees to whom Options shall be granted hereunder;

(c)  to determine whether and how many Options shall be granted hereunder;

(d) to approve instruments or documents to be used under the Plan, including the Option Agreement;

(e) to determine the terms and conditions, subject to the terms of the Plan, of any Option granted hereunder (including, but not limited to, vesting schedules or other conditions or limitations regarding any Option and/or the Shares relating thereto), provided that the term of the Option (i.e. the period the Option remains exercisable) shall not exceed ten (10) years from the date the Option is granted;

(f) to determine whether and under what circumstances an Option may be exercised and Shares may be transferred in compliance with the laws of Cayman Islands;

(g) to interpret and administer the Plan and any instrument or document relating to the Plan; and

(h) to make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Subsidiaries, any Eligible Employee and any other holder or beneficiary of an Option or the Employee.

4.3 The Committee may delegate to one or more managerial officers of the Company or the Subsidiaries or to a committee composed of such managerial officers the authority to administer the Plan with respect to employees other than themselves pursuant to the authorization given by the Committee.

4.4 Each Option granted under the Plan shall be evidenced by an Option x Company specifying the terms and conditions of the Option and any rules applicable thereto.

5.   Eligibility

5.1 Options may be granted to the Employees of the Employer as determined by the Committee, pursuant to the Option Agreement executed by the Eligible Employee and the Company. The Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option and the conditions and limitations applicable to the exercise of the Option.

5.2 No Employee or other persons shall have any claim to be granted any Option, and the Employee's exercise of any Option is subject to the restrictions imposed by the Committee as it may deem advisable under the Plan, local laws and regulations, the requirements of the stock exchange on which the Shares or depositary receipts representing the Shares are listed and other
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applicable rules, laws and regulations. There is no obligation for the Company to treat all the Employees, holders or beneficiaries of Options under the same terms and conditions.

5.3 The eligibility for Options awarded under the Plan is conditioned upon an Employee's Continuous Status as an Employee and the Options granted under the Plan are subject to Section 10 of this Plan. However, nothing contained in the Plan or the Option Agreement nor any Option granted hereunder shall confer upon any Eligible Employee the right to continuation of employment or consulting relationship with the Employer or interfere in any way with the Employee's right or the Employer's right to terminate his employment or consulting relationship at any time, with or without cause.

6.   Term of Plan

     The Plan shall become effective upon the adoption by the Board of Directors of the Company. It shall continue in effect until the date on which all Shares available for issue under the Plan have been issued as fully-vested Shares or the termination of all outstanding Options in connection with a merger under
Section 9.3, unless earlier terminated under Section 11 of the Plan.

7.   Option Exercise Price and Consideration

7.1 The per share exercise price for the Shares to be issued upon an Eligible Employee's exercise of an Option shall be the Exercise Price.

7.2 Notwithstanding Section 7.1, the Exercise Price shall be no less than the par value of a Share.

7.3 The payment of the consideration for the Shares to be issued upon exercise of an Option shall be paid in cash or other immediately available funds.

7.4 All taxes (including income tax) arising from the exercise of any Option by an Eligible Employee under the Plan shall be borne by the Eligible Employee. The Eligible Employee shall be required to pay to the Company or the Subsidiaries the amount of any applicable withholding taxes arising out of an Option, including but not limited to the exercise of Options or transfer of shares, under the Plan; otherwise, the Company or the Subsidiaries shall have the right and is hereby authorized to withhold from any compensation, amount or value owing to the Eligible Employee the amount or value equal to the amount of tax due and to take such other actions as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

8.   Exercise

8.1 An Option shall be exercised in accordance with the terms and conditions listed in the Option Agreement or otherwise directed by the Committee in writing. An Option may not be exercised for a fraction of a share. An Option shall be deemed to be exercised upon the Company's receipt of a written notice of such exercise made in accordance with the terms of the Option Agreement under which the Option is granted and the full payment for the Shares to be issued. The Eligible Employee, holder or the beneficiary of the option are not entitled to exercise the right to vote or receive dividends or any other rights as a shareholder with respect to the
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Shares subject to the Option notwithstanding the exercise of the Option until the issuance (as evidenced by the appropriate entry on the books of the Company) of the share certificates evidencing such Shares. The Company shall issue (or cause to be issued) such share certificates promptly upon exercise of the Option. Notwithstanding any provision contained herein, the Committee and the Company shall not under any circumstances be held liable for any cost, losses, expenses and damages arising in any event, including but not limited to, the Company's reasonable delay in issuing the Shares. The Eligible Employee is not entitled to any adjustment for dividends or other rights of which the Record Date is prior to the date the share certificate is issued, unless otherwise provided in the Plan. For the purpose of this sub-Section, the term "Record Date" refers to the date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to or rights of shareholders.

8.2  Conditions Upon Transfer of Shares

     Shares shall not be issued pursuant to the exercise of any Option unless the exercise of such Option and the delivery of such Shares shall comply with all relevant provisions of applicable laws and regulations, the requirements of the stock exchange on which the Shares or depositary receipts representing the Shares are listed and shall be further subject to the approval of competent counsel for the Company with respect to such compliance. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may reasonably specify in the applicable Option Agreement or other written instruments in relation to the Plan. The Committee may impose such conditions on the exercise of Options, including, without limitation, any relating to the application of the local laws and regulations, the requirements of the stock exchange on which the Shares are listed or other applicable laws or regulations, as it reasonably deems necessary or advisable. The inability of the Company to obtain authority from any regulatory body and/or self-regulatory organization having jurisdiction over the Company or the Subsidiaries, which authority is deemed by the Company's counsel to be necessary to the lawful sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares.

8.3  Cash Settlement Exercise

     Notwithstanding any provisions to the contrary, the Committee shall permit any Eligible Employee, upon exercise, to elect to have his or her Option granted hereunder to be canceled in consideration of a cash payment of the excess, if any, of the Settlement Price (as defined below) over the Exercise Price, less broker's commissions and withholding taxes ("Cash Settlement Exercise"). The Committee shall retain a broker to sell the number of Shares stipulated pursuant to a Cash Settlement Exercise by an Eligible Employee as soon as possible following notice of such the election thereof, and the price or the weighted average of prices at which all such Shares are sold pursuant to such election shall be referred to as the "Settlement Price."

9.   Adjustment

9.1 In order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to the Employees under the Plan, and subject to any required action by the shareholders and the Board of the Company and the terms and conditions of the Plan, the Committee shall adjust the number of Shares subject to outstanding Options or Options to be granted and the Exercise Price of any Option in consideration of Options exercised for any increase or decrease in the number of issued shares resulting from a scrip dividend, combination or reclassification of the Shares, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of Shares or other securities of the Company or other similar events.
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9.2  Upon any adjustment required to be made pursuant to Section 9.1, the
Company shall notify the Eligible Employee in writing and deliver to him a statement setting forth the exercise or grant price thereafter in effect and the class and/or number of Shares thereafter to be issued on the exercise of the Option. Any adjustment shall take effect upon such written notification being given.

9.3 In the event of the proposed dissolution or liquidation of the Company, the Board shall notify the Eligible Employee at least 10 days prior to such proposed action. Options not exercised shall terminate immediately prior to the consummation of such proposed action. In the event of a merger - or such other combination allowed under Cayman Law - of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation. In the event that such successor corporation does not agree to assume the Option or the substitute of an equivalent option, all outstanding options will automatically accelerate and vest in full and Eligible Employees shall be entitled to exercise all their Options on the date of the proposed merger during a reasonable period of time as determined by the Committee. The Committee shall notify the Eligible Employees in writing of the fact that the Option shall be fully exercisable during a given period of time, and the Options will terminate upon expiration of such period.

10.  Termination of Employment

10.1 Termination by the Eligible Employee without Good Reason. In the event that Eligible Employee terminates his or her employment without Good Reason, any unvested stock options shall immediately terminate.

10.2 Termination by the Eligible Employee with Good Reason. In the event that Eligible Employee terminates his or her employment for Good Reason, any unvested stock options shall immediately vest in full and remain exercisable for 60 months from the date of such termination. For purposes of this Plan, "Good Reason" shall mean, without Eligible Employee's written consent: (i) any material diminution in Eligible Employee's' title, authority, duties or responsibilities inconsistent with his position; or (ii) any material reduction in Eligible Employee's compensation.

10.3 Termination by the Company Without Cause. If the Company terminates the Eligible Employee without Cause (as defined herein) prior to December 31, 2003, any unvested stock options shall immediately vest in full and remain exercisable for 60 months from the date of such termination.

10.4 Termination by the Company for Cause. If the Company terminates this Employment Agreement for Cause (as defined below), Eligible Employee shall lose any unvested stock options. "Cause" shall mean a consistent refusal to perform the prescribed duties of the Eligible Employee's assignment, imprisonment, conviction of violations of securities laws or the performance of actions that are finally determined by a court of competent jurisdiction to be grossly detrimental to the welfare of the Company.

10.5 If an Eligible Employee's employment with the Employer is terminated by reason of death or permanent and total disability of the Eligible Employees, the Eligible Employee or its successor, in the case of the Eligible Employee's death, shall have the right to exercise any Option following such termination of employment to the extent it was exercisable at the date of
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such termination of employment and has not been exercised, but in no event shall such Option be exercisable after the expiration date for the Option set forth in the Option Agreement.

10.6 In the case of consultants and advisors, the termination of the contractual relationship for any reason other than death or permanent and total disability, the Consultant's or Advisor's right to exercise any Option shall terminate (other than those Options which have vested prior to the date of such termination), and such Option shall expire on the date of such termination of employment.

11.  Amendment and Termination

11.1 The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder's approval if such approval is necessary under applicable laws or regulations as determined by the Board; provided, further, no such amendments, alternations, suspensions, discontinuations or terminations shall be effective retroactively. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as necessary to make the Plan in conformity with local rules and regulations in any jurisdiction.

11.2 The Committee may waive or amend any terms of, or alter, suspend, discontinue, cancel or terminate any Option granted hereunder, prospectively or retroactively, provided that the Eligible Employee being adversely affected by such change consents in writing to such change of the Options.

12.  Miscellaneous

12.1 The Option may not be sold, pledged, assigned, disposed, transferred, or encumbered of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Eligible Employee, only by the Eligible Employee.

12.2 The Company shall provide to each Eligible Employee, during the period for which such Eligible Employee has one or more Options outstanding, copies of all annual reports and other information that are provided to all shareholders of the Company.

12.3 Options granted under the Plan will be non-statutory share options only. Nothing contained in the Plan shall prevent the Company or the Subsidiaries from adopting or continuing in effect other compensation arrangements that may or may not provide for the grant of options of shares.

12.4 The grant of an Option or any thing contained in the Plan or the Option Agreement shall not be construed as conferring upon the Eligible Employees any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Employer's right to terminate the employment at any time, with or without cause. The terms of employment of an Employee shall not be affected by the execution of the Plan. The Options granted under the Plan shall not form a part of the terms of employment of an Employee or entitle him to take into account the Options granted under the Plan in calculating any compensation or damages on the termination of his employment for any reason.
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12.5  As soon as practicable after the completion of the Company's initial public offering of its shares and the listing on NASDAQ, the Company shall register the issuance of the shares (or ADS equivalent) underlying options granted under the Plan under the U.S. Securities Act of 1933 on Form S-8 (or any comparable or successor form) and shall use its reasonable efforts to cause such registration statement to remain effective until the full exercise or expiration of options under the Plan.

12.6 The validity, interpretation and application of the Plan shall be governed by the laws of State of California.

12.7 Any provision of this Plan or the Option Agreement which is invalid or unenforceable in whole or in part or shall cause the disqualification of the Company from the application of any laws, regulations, rules or requirements of which the qualification is deemed necessary by the Board, shall be construed in a way that will satisfy the requirements under such laws, regulations and requirements. If it cannot be so construed, such provision shall be several in whole or part from the Plan or the Option Agreement, so that such invalidity, unenforceability or disqualification shall not affect any other provision hereof.

12.8 The Plan or the Option Agreement shall not be construed as creating a trust or separate fund of any kind or a fiduciary relationship between the Company or the Subsidiaries and an Eligible Employee or any other person. The right of any person to receive payments from the Company under the Plan or the Agreement shall be no greater than the right of any unsecured general creditor of the Company.

APPROVED by the Board of Directors of WHEREVER.net Holding Corporation on February 29, 2000.

Attest:



Johnny Lee                                           /s/ Johnny Lee
Chief Executive Officer

Junot Liu                                            /s/ Junot Liu
Secretary of the Board